Exhibit 99.1

CONTACT: Anne Bugge, EVC Group, (206) 926-5220

SONUS PHARMACEUTICALS APPOINTS ALAN FUHRMAN AS CFO

BOTHELL, WA (September 15, 2004) – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS), an oncology drug development company, today announced that it has appointed Alan Fuhrman as Senior Vice President and Chief Financial Officer.

Mr. Fuhrman brings to Sonus over 20 years of successful executive management experience with public and private companies in the life sciences and high technology industries. He joins Sonus from Integrex, Inc., a contract manufacturing services company, where he served as President and Chief Operating Officer from 2002 until its acquisition by a public competitor earlier this year.

“Alan’s broad background in operations, financial management and the capital markets complements the skills of our management team, and we are pleased to have an executive of his caliber join us,” said Michael A. Martino, President and Chief Executive Officer of Sonus Pharmaceuticals. “His proven business and financial acumen will play a key role as we enter pivotal Phase 3 clinical trials for our lead product candidate, TOCOSOL® Paclitaxel, and develop plans for its commercialization, as well as seek to broaden our oncology development pipeline.”

Prior to Integrex, Mr. Fuhrman served as Senior Vice President and Chief Financial Officer at Capital Stream, Inc., a startup financial services workflow automation company. Mr. Fuhrman also held Chief Financial Officer positions at Medisystems Corporation, an international medical device manufacturer, and NeoPath, Inc., a publicly held medical device company. He received B.S. degrees in both Accounting and Agricultural Economics from Montana State University.

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About Sonus Pharmaceuticals

Headquartered near Seattle, Sonus Pharmaceuticals, Inc. is focused on the development of novel drugs for the treatment of cancer that offer improved administration, tolerability, safety and effectiveness. The Company continues to advance the clinical and regulatory development of TOCOSOL Paclitaxel and is in the process of finalizing Phase 3 clinical testing plans for review by the U.S. Food and Drug Administration. With the promising clinical results to date, Sonus believes that TOCOSOL Paclitaxel may potentially offer a safer and more effective alternative paclitaxel therapy for cancer patients that is better tolerated and easier-to-use. In addition to executing the plans for TOCOSOL Paclitaxel, the Company remains focused on driving product and corporate development activities towards building and expanding its pipeline of oncology product candidates. For additional information, including news releases, please visit the Company’s web site at www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004 and Quarterly Report on Form 10-Q filed August 16, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; and risks of successful development of additional drug delivery products.

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